EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), dated as of June 20, 1996, is entered into between AEROPHARM TECHNOLOGY, INC., a Delaware corporation (the "Company"), and Anthony J. Cutie, Ph.D. (the "Executive").

                                    RECITALS

         1. The Company desires to employ the Executive in the capacities described herein.

         2. A material inducement to the execution and delivery by the Company of this Agreement is the employment of Executive who has unique qualifications, knowledge, skill and ability in product development, preparation of formulations and consulting for pharmaceutical applications of aerosol products, and a material inducement to the execution and delivery by Executive of this Agreement is the opportunity to further enhance such skills by working for the Company in such capacity in accordance with the terms of this Agreement.

         3. The Board of Directors of the Company recognizes the Executive as a key founding officer of the Company, and consequently has approved the terms and conditions of the employment of Executive as set forth herein and has authorized the execution and delivery of this Agreement.

         4. The Company and the Executive entered into an Employment Agreement dated September 1, 1993 (the "1993 Agreement"). Each of the Company and the Executive desire to amend the 1993 Agreement in certain respects. Such amendments are incorporated in this Agreement which supersedes and replaces the 1993 Agreement in its entirety. Upon the execution of this Agreement by the Company and the Executive, the 1993 Agreement shall be deemed terminated and of no further force and effect.

                                    AGREEMENT

         For and in consideration of the foregoing and of the mutual covenants of the parties herein contained and hereinafter set forth, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

         2. TERM. The term of this Agreement shall commence as of the date hereof and shall terminate at the close of business on December 31, 1997 (the "Initial Term"), subject to earlier termination or extension in accordance with
Section 8 or 9 hereof and to the other terms, provisions, and conditions set forth herein. Notwithstanding the foregoing, the Company, (i) upon delivery of written notice to the Executive at least 90 days prior to the expiration of the Initial Term, shall have the option to extend this Agreement for an additional consecutive two-year term (the "First Extension Option") and (ii) upon delivery of written notice to the Executive at least 90 days prior to the expiration of the First Extension Option shall have the option to extend this Agreement for an additional consecutive two-year term following the expiration of the First Extension Option (the "Second Extension Option"). No extension of the term of this Agreement by the Company shall be deemed to alter the dual professional responsibilities of the Executive as described in Section 3(a) of this Agreement.

         3. DUTIES AND TITLE.

                  (a) DUTIES. Executive will dedicate his professional time and energies exclusively to his duties at the Company and to his responsibilities as Professor of Industrial Pharmacy at Long Island University or at any other university that shall become Executive's academic/professional employer. Executive may also participate in additional activities such as Pharmacy Board Reviews, symposia, and the like; subject to such activities not interfering with the execution of his duties hereunder.

                  Executive shall devote such time as is necessary and appropriate to fulfill his duties and to the affairs of the Company, such time to be spent primarily at the Company's manufacturing and laboratory facility, or, to a lesser extent, at required off-site business meetings pertaining to the Company.

                  Executive shall be responsible for conducting and/or supervising, coordinating, and directing the Company's (i) research, testing, formulation, product development, and other laboratory activities; (ii) feasibility investigations for new product ideas and concepts and for product modifications; (iii) all consulting activities of the Company; and (iv) such other duties and responsibilities as the Board may from time-to-time request. Executive shall also be responsible for coordinating with and assisting the general manager of the Company, in (x) ensuring that the Company adheres at all times to applicable good manufacturing practices and good laboratory practices (as those terms are defined by the U.S. Food and Drug Administration) for such an operation; (y) identifying and implementing as appropriate the design, construction, equipping, maintenance, and validation of the laboratory and manufacturing areas of the facility; and (z) soliciting consulting, production, and product development opportunities for the Company.

                  (b) TITLE. Executive shall have the title of President of the Company. Executive's title may be modified in the future as required by organizational needs in the discretion of the Board of Directors, with the consent of Executive. Executive shall serve at all times as the Chief Scientific Officer of the Company.

         4. COMPENSATION. The Company shall pay Executive, and Executive agrees to accept, a salary at the rate of $137,500 per year, payable in equal monthly installments, increasing to $150,000 for the year beginning July 1, 1996 and $165,000 for the year beginning July 1, 1997. Thereafter, during such time as Executive is employed as an officer of the Company pursuant to this Agreement (including any extensions hereof), Executive's salary shall be determined by the Board of Directors but in no event be less than $165,000 without Executive's consent. Any increase in salary following the increase received for the year beginning July 1, 1997, shall be at the discretion of the Board of Directors, considering the performance of the Company and the contributions of the Executive.

         5. ROYALTY PAYMENTS. Except as otherwise provided in this Section 5, from the time of execution of this Agreement and up to the later of December 31, 2005 or the expiration of the last extension option exercised pursuant to
Section 9 hereof (the "Royalty Expiration Date"), the Company shall pay Executive supplemental compensation ("Royalties") equal to 1% of Net Sales (as hereafter defined) of the Company or Kos Pharmaceutical, Inc. ("Kos") on all aerosol products formulated by Executive and approved by the U.S. Food and Drug Administration pursuant to a new drug application


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



(NDA) (the "Royalty Products"). The Company's obligation to pay Royalties shall immediately cease upon the occurrence of the any of the following: (i) if the Company elects the First Extension Option and the Second Extension Option and Executive resigns prior to December 31, 2001 (except if such resignation is as a result of Section 8(d) hereof), (ii) if the Company does not elect the First Extension Option or the Second Extension Option and Executive fails to make the election to either continue the term of this Agreement or enter into a Consulting Agreement as required pursuant to Section 9 hereof, or if after having made any such election pursuant to Section 9, Executive resigns an executive or consultant, as applicable, prior to December 31, 2001 (except if such resignation is as a result of Section 8(d) hereof), (ii) the Company's termination of Executive for "Cause" pursuant to the terms of Section 8(c) of this Agreement or the Consulting Agreement or (iii) Executive's breach of the provisions of Sections 10, 11 or 12 of this Agreement. The amount of the Royalties payable by the Company shall be reduced to 0.5% of Net Sales if this Agreement or, if applicable, the Consulting Agreement is terminated as a result of Executive's death or disability (in the event of Executive's death, any Royalty payments due shall be paid to Executive's estate). If the Company terminates Executive not for "Cause" under this Agreement or the Consulting Agreement, the amount of Royalties payable by the Company shall continue at 1% of Net Sales through December 31, 2001 and thereafter be reduced to 0.5% of Net Sales. The aggregate maximum amount of Royalties payable pursuant to this Agreement shall be subject to a cap of $1,500,000.

         "Net Sales" shall mean the gross sales, royalties or fees actually received or accrued by the Company or Kos, less returns and allowances granted, packing, insurance, invoiced transportation charges, sales, use and other similar taxes and excise duties imposed on the transaction, and value-added taxes, customs, duties and other imposts not ultimately recovered by the Company. Royalties (up to an aggregate maximum of $1,500,000) in Royalty Payments, shall be paid annually within 30 days following completion, by Kos' independent public accountants, of their audit of Kos' financial statements for the year during which such royalties were earned. The payment of Royalties hereunder shall not be deemed to impart to the Executive any ownership or other rights of any nature related to any product of the Company. The parties hereto agree that the Royalties Payable hereunder shall be calculated based only upon the "final" sale of a Royalty Product by the Company or Kos to a third party customer. By way of example and not limitation, Royalties are not payable upon Net Sales of the Company attributable to sales of any Royalty Product by the Company to Kos. Instead Royalties in such instance would be calculated based upon Net Sales of Kos generated from the resale of such Royalty Product to a third party customer by Kos.

         6. FRINGE BENEFITS. For so long as the Executive is an employee of the Company, Executive shall be entitled to all fringe benefits available to other Company employees including vacation, except that to the extent Executive is also employed in an academic capacity at Long Island University or any other institute of higher learning, Executive shall not be eligible to receive medical insurance, life insurance or pension benefits from the Company.

         7. EXPENSES. During the period of his employment, Executive shall be reimbursed for his business-related expenses incurred on behalf of the Company in accordance with the travel and entertainment expense policy of the Company as adopted by the Board of Directors from time to time and in effect at the time the expense was incurred. Executive agrees to maintain such records and documentation of all such expenses to be reimbursed by the Company hereunder as the Company shall require and in such detail as the Company may reasonably request.


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



         8. TERMINATION. This Agreement may be terminated prior to expiration of the term provided in Section 2 hereof (and any extensions thereof pursuant to Sections 2 or 9 of this Agreement) in accordance with the following paragraphs:

                  (a) DEATH. In the event of the death of Executive, this Agreement shall automatically terminate, and the Company shall not be obligated to make any payments under this Agreement, other than the payment of accrued salary and any Royalties payable pursuant to Section 5 hereof, to the estate or heirs of the Executive.

                  (b) DISABILITY. If, during the effective period of this Agreement, (i) Executive shall become disabled and unable to perform his duties as required herein ("Disability"), for a consecutive period of one hundred eighty (180) days, this Agreement shall terminate on the 180th day of such period, or (ii) in the opinion of a qualified physician fully informed of the circumstances, Executive shall become disabled and unable to perform his duties as required herein and there is no prospect of Executive being able to perform his duties on a full-time basis for the remainder of the consecutive 180-day period beginning with the first day that the Executive became so disabled, then the Company may, upon thirty (30) days' written notice to Executive, terminate this Agreement. Upon any termination of this Agreement pursuant to this subsection (b), the Company shall not be obligated to make any payments under this Agreement, other than the payment of accrued salary and any Royalties payable pursuant to Section 5 hereof.

                  (c) CAUSE. This Agreement may be terminated by the Company with Cause as herein defined; any such termination to become effective immediately upon delivery of notice to Executive. For purposes of this Agreement, the term "Cause" shall mean the termination of the Executive by the Board of Directors of the Company as a result of the existence or occurrence of one or more of the following conditions or events:

                           (i) Any material breach of the terms of this Agreement by Executive;

                           (ii) Substantial and continuing neglect or inattention by Executive of or to the duties described in Section 3 hereof;

                           (iii) The refusal of Executive to perform any of the duties described in Section 3 hereof, or elsewhere in the Agreement;

                           (iv) Fraud or other willful misconduct or gross negligence of Executive in connection with the performance of such duties;

                           (v) Executive's misappropriation for personal use of assets or business opportunities of the Company; or

                           (vi) Conviction of Executive for any felony or for any crime involving moral turpitude, embezzlement or violation of the securities laws.

Upon any termination of this Agreement pursuant to this subsection (c), the Company shall not be obligated to make any payments under this Agreement, other than the payment of accrued salary.


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



                  (d) In the event of a change in control of the Company, whereby Kos is no longer a 51% shareholder of the Company the Executive may terminate this Agreement. Except as provided in Section 5(i) hereof, upon any termination of this Agreement pursuant to this subsection (d), the Company shall not be obligated to make any payments under this Agreement, other than the payment of accrued salary.

         9. CONSULTING AND EXTENSION OPTIONS. (a) As specifically described in
Section 9(b) hereof, Executive, in certain circumstances, shall have the option to either extend the term of this Agreement or enter into a Consulting Agreement with the Company. The following general terms are applicable to the provisions of Section 9(b): (i) Executive must provide the Company with written notice of any initial election or subsequent extension of terms pursuant to Section 9(b) within 90 days prior to the expiration of the then current term of the Agreement or the Consulting Agreement, as applicable, except that in the case where the Company has the right to exercise the First Extension Option or the Second Extension Option and has failed to do so, Executive must provide notice of his election within two weeks after the last day on which the Company has the right to so elect any such option; (ii) if Executive chooses to enter into the Consulting Agreement, the Company and the Executive shall negotiate in good faith to reach agreement on the terms of such an agreement (notwithstanding, however, the parties agree that the Consulting Agreement will require the Executive to provide consulting services of not less than forty hours per month and shall contain substantially the same provisions as included in Sections 8, 10, 11 and 12 hereof); (iii) once Executive chooses to enter into a Consulting Agreement he shall have no subsequent right to elect to return to being an executive of the Company; (iv) Executive may only exercise each two- year extension option, of the terms of this Agreement or the Consulting Agreement, one at a time; and (v) failure of Executive to provide the notices described in
Section 9(a)(i) hereof within the time periods therein required, shall be deemed a termination of this Agreement by Executive whereafter the Company shall have no further obligations hereunder except as otherwise provided in section 5 hereof.

         (b) If the Company does not exercise the First Extension Option described in Section 2 hereof, the Executive shall have the option to elect to
(i) extend the term of this Agreement for up to six additional consecutive two year terms or (ii) enter into a two-year Consulting Agreement with the Company, renewable by the Executive for up to five consecutive two-year terms. If the Company does not exercise its Second Extension Option as provided in Section 2 hereof, the Executive shall have the option to elect to (i) extend the term of this Agreement for up to five additional two-year terms or (ii) enter into a two-year Consulting Agreement with the Company, renewable by the Executive for up to four consecutive two-year terms. If the Company exercises both the First Extension Option and the Second Extension Option, Executive shall have the option to elect to (i) extend the term of this Agreement for up to four additional consecutive two-year terms or (ii) enter into a two-year Consulting Agreement with the Company, renewable by the Executive for up to three consecutive two-year terms.

         10. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and of corporations with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company and such other corporations. During the term of this Agreement and for a period of five (5) years immediately following the date of termination of this Agreement (and for such period thereafter, if any, as Executive continues to receive Royalties pursuant to Section 5 hereof) , Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, developments, product designs or specifications, manufacturing processes, "know-how," prices,


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suppliers, customers, costs or any knowledge or information with respect to confidential or trade secrets of the Company, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records reports, sketches, plans, unpublished memoranda or other documents belonging to the Company, but held by Executive, concerning any information relating to the Company's business, whether confidential or not, are the property of the Company and will be promptly delivered to it upon Executive's leaving the employ of the Company. The Executive acknowledges that the Company would not enter into this Agreement without the assurance that all confidential information of the Company will be used for the exclusive benefit of the Company.

         11. INTELLECTUAL PROPERTY. Executive acknowledges and agrees that future discoveries, inventions, designs, improvements, formulas, formulations, ideas, devices, writings, publications, study protocols, study results, computer data or programs, or other intellectual property, whether or not subject to patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course or scope of his employment with the Company or in any way related to the Company's business, whether during or after working hours, or with the use of the Company's equipment, materials or facilities (collectively referred to herein as "Intellectual Property"), shall be the sole and exclusive property of the Company without further compensation to Executive. As used in this Section 11 and the following Section 12, it is understood that the Company's principal "business" is developing pharmaceutical products for commercial sale, including also medical devices and/or other drug delivery methods or technologies for administering said pharmaceutical products. For purposes of this Agreement, any Intellectual Property, based upon the Company's secret or confidential information, developed within six (6) months after the termination of Executive's employment, shall be presumed to be the property of the Company. Executive agrees to promptly notify the Company and fully disclose the nature of such Intellectual Property. Executive shall take such steps as are deemed necessary to maintain complete and current records thereof, and Executive shall assign to the Company or its designees, the entire right, title and interest in said Intellectual Property. Further, Executive shall, at the Company's request and expense (including reasonable compensation if Executive is no longer employed under this Agreement), make necessary application for domestic or foreign patents and assist in securing, defending or enforcing any such title and right thereto.

         12. NON-COMPETITION. Executive acknowledges that his services to be rendered hereunder are of a special and unusual character that have a unique value to the Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Executive as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay and make available to Executive the compensation and other benefits referred to herein, Executive covenants and agrees that Executive will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than 5% of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges):

                  (a) while employed under this Agreement (i) work for (in any capacity, including without limitation director, officer or employee) any other pharmaceutical company, or otherwise work for or engage in any business which is engaged in substantially the same business as the Company,
(ii) become an officer, director or employee of any corporation or a member or employee of any partnership


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or an owner or employee of any other business that engages in substantially the same business as the Company, (iii) recruit, or otherwise influence or attempt to induce, employees of the Company to leave the employment of the Company, or
(iv) participate in any non-competitive businesses except for those involving limited personal time and/or energies of the Executive that have been approved in advance in writing by the Board of Directors of the Company; and

                  (b) for the two-year period immediately following any termination of this Agreement (and for such period thereafter, if any, as Executive continues to receive Royalties pursuant to Section 5 hereof), develop or assist in the development of any products or projects which, as of the date of such termination, the Company sells or which were undergoing research and development or feasibility consideration by the Company; provided that for purposes of this Section 12(b), products or projects under "feasibility consideration" will consist of potential products or projects known and identified in writing at the time of termination but not yet in active development or specifically scheduled to enter active development at the time of termination that have either undergone active formulation efforts and/or in vivo study within three months prior to termination or do undergo active formulation efforts and/or in vivo study within the six months following such termination. Executive has carefully read and considered the provisions of Sections 10, 11, and 12 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees, for the protection of the business of the Company, and to ensure that Executive devotes his full-time and efforts to the business of the Company. Executive acknowledges that he is qualified to engage in businesses other than those that are subject to this Section 12. It is the belief of the parties, therefore, that the best protection that can be given to the Company that does not in any way infringe upon the rights of Executive to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial and irreparable harm which would result from a breach by Executive of Sections 10, 11 and 12, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

         13. REMEDIES. The restrictions set forth in Sections 10, 11 and 12 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company. The Executive acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 10, 11 or 12. Accordingly, the Executive agrees that the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company, and that the Company shall be entitled to receive reimbursement from the Executive for reasonable attorneys' fees and expenses incurred by the Company in enforcing these provisions if the Company prevails in such enforcement. It is the desire and intent of the parties that the provisions of Sections 10, 11 and 12 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 10, 11 or 12 is declared by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or in too large a geographic area, however, such provision shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provisions of Sections 10, 11 or 12 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid


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or unenforceable provisions shall be deemed amended in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

         14. PUBLICATIONS. The Executive shall have the right to publish articles concerning his work in the appropriate scientific/technical publications, provided that such articles (i) are not inconsistent with the Company's business objectives or the Executive's confidentiality obligations under Section 10, (ii) are approved in advance by the Board of Directors and management of the Company, and (iii) acknowledge the Company's role in such work. The Executive also shall be given credit for his contributions to the Company's product development achievements in the Company's publications and presentations.

         15. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and, if sent by prepaid registered return receipt requested and mailed to the addresses below or to such other address as either party shall designate by written notice to the other:

         IF TO THE EXECUTIVE:

                  Anthony J. Cutie, Ph.D.
                  c/o Aeropharm Technology, Inc.
                  18 Mayfield Avenue
                  Campus Plaza 9 - Raritan Center
                  Edison, New Jersey  08818

         with a copy to:

                  Welaj, Miller & Robertson
                  Attorneys at Law
                  21 North Bridge Street
                  P.O. Box 1034
                  Somerville, NJ  08876
                  Attention:  Mr. Thomas C. Miller

         IF TO THE COMPANY:

                  Aeropharm Technology, Inc.
                  c/o Kos Pharmaceuticals, Inc.
                  1001 South Bayshore Drive
                  Suite 2502
                  Miami, Florida  33131
                  Attention:  Daniel Bell

         16.      ENTIRE AGREEMENT; MODIFICATION.

                  (a) This Agreement contains the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments, including, without limitation, the 1993 Agreement.


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                  (b) No future oral statements, promises or commitments
with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

         17. ASSIGNMENT. The Company may assign its rights and obligations under this Agreement and such rights and obligations shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive may not assign his rights and obligations under this Agreement.

         18. MISCELLANEOUS.

                  (a) This Agreement shall be subject to and governed by the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

                  (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

                  (c) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

                  (d) In the event of any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

                  (e) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

                  (f) The provisions of Sections 5, 10, 11 and 12 of this Agreement shall survive the termination of this Agreement as specifically set forth in each such Section, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company or Executive, as applicable.


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         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                               AEROPHARM TECHNOLOGY, INC.



                                               By: /s/ Daniel M. Bell
                                                  -----------------------------
                                                        Daniel M. Bell
                                                        Chairman of the Board




                                               EXECUTIVE



                                               By: /s/ Anthony J. Cutie
                                                  -----------------------------
                                                        Anthony J. Cutie, Ph.D.
                                                        10 Tillman Court
                                                        Bridgewater, NJ  08807








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